SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 7, 2017

HEALTHWAREHOUSE.COM, INC.
(Exact name of registrant as specified in charter)

Delaware	000-13117	22-2413505
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7107 Industrial Road Florence, Kentucky	41042
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: (800) 748-7001
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry Into A Material Definitive Agreement.

Kapok Ventures Refinancing of Senior Debt

Effective April 7, 2017 Healthwarehouse.com, Inc., a Delaware corporation (the "Company"), and its subsidiaries HWAREH.COM, Inc. and Hocks.com, Inc., executed a Promissory Note (the "Kapok Promissory Note") and a Security Agreement (the "Kapok Security Agreement") (collectively, the Kapok Promissory Note and the Kapok Security Agreement, the "Kapok Loan Agreements") with Kapok Ventures Limited, a British Columbia corporation ("Kapok"). Under the terms of the Kapok Promissory Note, the Company borrowed an aggregate of $1,000,000 from Kapok (the "Kapok Loan"). The Kapok Promissory Note bears interest on the unpaid principal balance until the full amount of principal has been paid at a variable rate equal to the prime rate plus four and one-quarter percent (4.25%) per annum. Under the terms of the Kapok Promissory Note, the Company has agreed to make monthly payments of accrued interest on the first day of every month. The principal amount and all unpaid accrued interest on the Kapok Promissory Note is payable on March 31, 2018.

Pursuant to the Kapok Security Agreement, the Company granted Kapok a first priority security interest in all of the Company's assets, in order to secure the Company's obligation to repay the Kapok Promissory Note. The Kapok Loan Agreements contain customary negative covenants restricting the Company's ability to take certain actions without Kapok's consent, including incurring additional indebtedness, transferring or encumbering assets, paying dividends or making certain other payments, and acquiring other businesses. The repayment of the Kapok Promissory Note may be accelerated prior to the maturity date upon certain specified events of default, including failure to pay, bankruptcy, breach of covenant, and breach of representations and warranties.

Issuance of Shares of Common Stock

Effective  April 7, 2017 the Company entered into Subscription Agreements (the "Subscription Agreements") with three affiliated accredited investors, namely Joseph Heimbrock, Cormag Holdings, Ltd. and Osgar Holdings Ltd. (collectively, the "Investors") and sold shares of the Company's Common Stock, par value $0.001 per share, to the Investors in a non-public offering under Section 4(2) and Rule 506 of Regulation D under the Securities Act of 1933, as amended.  Through MVI Partners, LLC, Mr. Heimbrock holds approximately 97% of the Company's outstanding shares of Series B Preferred Stock and Mr. Heimbrock is a member of the Company's Board of Directors. Cormag Holdings is owned by Mark D. Scott, the Company's Chairman of the Board of Directors and beneficially owns approximately 11.9% of the Company's outstanding shares of Common Stock after giving effect to the subscription. Osgar Holdings is the beneficial owner of approximately 6.6% of the Company's outstanding shares of Common Stock after giving effect to the subscription. Hong Penner is the President and sole shareholder of Osgar Holdings and she and her husband Brent Penner have loaned Kapok $250,000 for purposes of financing the Kapok Loan Agreements. Under the terms of the Subscription Agreements, the Company sold a total of 1,875,000  shares of Common Stock to the Investors at $0.16 per share for an aggregate price of $300,000. In connection with the Subscription Agreements, MVI Partners, LLC and the other holders of the Company's Series B Preferred Stock executed a Waiver of Rights of First Refusal.

Use of Proceeds

The proceeds from the Kapok Promissory Note and Subscription Agreements were used to repay in full the indebtedness owing to Steven Deixler under a promissory note in the principal amount of $100,000 and to Melrose Capital Advisors, LLC ("Melrose") under a Loan and Security Agreement, dated as of March 28, 2013 (the "Melrose Loan Agreement"). Under the terms of the Melrose Loan Agreement, the Company borrowed an aggregate of $1,200,000 from Melrose (the "Melrose Loan"). The Melrose Loan is evidenced by a promissory note in the face amount of $1,200,000, as amended (the "Melrose Senior Note"). The Melrose Senior Note bears interest on the unpaid principal balance until the full amount of principal has been paid at a floating rate equal to the prime rate plus four and one-quarter percent (4.25%) per annum. Under the terms of the Melrose Loan Agreement, the Company had agreed to make monthly payments of accrued interest on the first day of every month.

A special committee of the Company's Board of Directors approved the terms of the Kapok Loan Agreements and Subscription Agreements.

The foregoing description of the Kapok Loan Agreements and the Subscription Agreements is not intended to be complete and is qualified in its entirety by reference to the full text of the Kapok Promissory Note, Kapok Security Agreement, and Form of Subscription Agreement which are filed as Exhibits 10.1, 10.2, and 10.3 hereto, and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01, which is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

See Item 1.01, which is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(d)       Exhibits

The following exhibits are included herewith.

Exhibit Number	Description

10.1	Promissory Note dated April 7, 2017 executed by Healthwarehouse.com, Inc., HWAREH.COM, Inc. and Hocks.com, Inc. in favor of Kapok Ventures Limited
10.2	Security Agreement dated April 7, 2017 executed by Healthwarehouse.com, Inc., HWAREH.COM, Inc. and Hocks.com, Inc. in favor of Kapok Ventures Limited
10.3	Form of Subscription Agreement for Common Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
HEALTHWAREHOUSE.COM, INC.

Date: April 10, 2017	By: /s/ Mark D. Scott Mark D. Scott
Chairman of the Board